UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No.  )
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Antares Pharma, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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ANTARES PHARMA, INC.
Princeton Crossroads Corporate Center
250 Phillips Boulevard, Suite 290
Ewing, New Jersey 08618
April 10, 2007
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of Antares Pharma, Inc., to be held at 10:00 a.m., local time, on Thursday, May 10, 2007, in the offices of Morgan, Lewis & Bockius LLP, located at 1701 Market Street, Philadelphia, Pennsylvania 19103. The phone number for Morgan, Lewis & Bockius LLP is 215-963-5000 and the website address is www.morganlewis.com.
The Secretary’s Notice of Annual Meeting and the Proxy Statement that appear on the following pages describe the matters scheduled to come before the meeting. At the meeting, I will report on our company’s performance during the past year, as well as other current items of interest to our stockholders. In addition, certain members of our Board of Directors and management team, as well as representatives of KPMG LLP, our independent registered public accounting firm, will be available to answer your questions.
I hope you will join us at the Annual Meeting of Stockholders. Whether or not you plan to attend, please complete and return your signed proxy card as soon as possible. If you attend the meeting, you may withdraw any proxy previously given and vote your shares in person at the meeting.
On behalf of our Board of Directors and our employees, thank you for your continued support of and interest in Antares Pharma, Inc.

Sincerely,

Jack E. Stover
Chief Executive Officer

ANTARES PHARMA, INC.
Princeton Crossroads Corporate Center
250 Phillips Boulevard, Suite 290
Ewing, New Jersey 08618
NOTICE IS HEREBY GIVEN of the Annual Meeting of Stockholders of Antares Pharma, Inc., a Delaware corporation.

Date & Time:	Thursday, May 10, 2007, at 10:00 a.m. local time

Place:	Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, Pennsylvania 19103
Phone: 215-963-5000
www.morganlewis.com

Items of Business:	1.	To elect three members to the Company’s Board of Directors for a term of three years.

	2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2007.

	3.	To transact other business that may properly come before the meeting.

Record Date:		All stockholders of record as of the close of business on Thursday, March 15, 2007, will be entitled to vote at the Annual Meeting of Stockholders.
Your attention is directed to the enclosed proxy statement. Whether or not you intend to attend the Annual Meeting of Stockholders, please complete, sign and return the proxy card in the enclosed, postage prepaid and addressed envelope.

By order of the Board of Directors,

Robert F. Apple
Secretary
April 10, 2007

PROXY STATEMENT OF
ANTARES PHARMA, INC.
Princeton Crossroads Corporate Center
250 Phillips Boulevard, Suite 290
Ewing, New Jersey 08618

Annual Meeting of Stockholders to be held
May 10, 2007
     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Antares Pharma, Inc., to be used at our Annual Meeting of Stockholders to be held on Thursday, May 10, 2007. This proxy statement is first being sent to stockholders on or about April 10, 2007. The Board of Directors recommends that stockholders vote in favor of Items 1 and 2. Each stockholder who signs and returns a proxy card in the form enclosed with this proxy statement may revoke the same at any time prior to use by giving notice of such revocation to us in writing prior to the meeting or in person at the Annual Meeting of Stockholders. Unless so revoked, the shares represented by such proxy will be voted at the Annual Meeting of Stockholders and at any adjournment thereof in the manner specified. Presence at the meeting of a stockholder who has signed a proxy does not alone revoke the proxy. If no direction is made, the proxy will be voted in favor of Items 1 and 2, each of which are discussed below. Only stockholders of record at the close of business on Thursday, March 15, 2007, will be entitled to vote at the Annual Meeting of Stockholders or any adjournment thereof. As of March 15, 2007, there were 53,427,955 shares of our common stock issued and outstanding.
     Each item of business to be presented at the Annual Meeting of Stockholders must be approved by the affirmative vote of the holders of a majority of the shares present, in person or by proxy, and entitled to vote on that item of business. Votes cast by proxy or in person at the Annual Meeting of Stockholders will be tabulated by the election inspector appointed for the meeting, and such inspector will determine whether a quorum is present. The election inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and in tabulating votes cast on proposals presented to stockholders for a vote, but as unvoted for purposes of determining the approval of the matter from which the stockholder abstains. Consequently, an abstention will have the same effect as a negative vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to such matter.

ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
DIRECTOR COMPENSATION – 2006
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
EXECUTIVE OFFICERS OF THE COMPANY
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
EXECUTIVE COMPENSATION
STOCK OWNERSHIP GUIDELINES
ONGOING AND POST-EMPLOYMENT COMPENSATION
TAX CONSIDERATIONS
ROLE OF EXECUTIVE OFFICERS IN DETERMINING EXECUTIVE COMPENSATION FOR NAMED EXECUTIVE OFFICERS
REPORT OF THE COMPENSATION COMMITTEE
COMPENSATION TABLES
GRANTS OF PLAN-BASED AWARDS — 2006
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END — 2006
OPTION EXERCISES AND STOCK VESTED — 2006
PENSION BENEFITS — 2006
NONQUALIFIED DEFERRED COMPENSATION — 2006
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PERFORMANCE GRAPH
REPORT OF THE AUDIT COMMITTEE
OTHER MATTERS

Proposal No. 1
ELECTION OF DIRECTORS
     Our Bylaws provide that the number of directors that constitute our Board of Directors shall be fixed from time to time by the Board of Directors and that directors shall be divided into three classes of as nearly equal size as possible. Our Board of Directors has set the number of directors at seven. The members of each class are elected to serve a three-year term, and the terms of each class are staggered. The terms of Dr. Jacques Gonella, Thomas J. Garrity and Dr. Rajesh C. Shrotriya will expire at the 2007 Annual Meeting of Stockholders, the terms of Dr. Paul K. Wotton and Dr. Leonard S. Jacob will expire at the 2008 Annual Meeting of Stockholders, and the terms of Jack E. Stover and Anton G. Gueth will expire at the 2009 Annual Meeting of Stockholders.
     Our Board of Directors has nominated the persons named below for election as directors, following their recommendation for nomination by our Governance and Nominating Committee. Our Board of Directors recommends a vote FOR the election of the nominees.
     The accompanying proxy will be voted in favor of the election of the following nominees as directors, unless the stockholder giving the proxy indicates to the contrary on the proxy. All nominees have agreed to stand for election at the Annual Meeting of Stockholders. If any nominee is not available as a candidate for director at the time of the Annual Meeting, the proxies will be voted for another nominee designated by our Board of Directors to fill such vacancy, unless the stockholder giving the proxy indicates to the contrary on the proxy.
     The affirmative vote of the holders of a majority of the voting power of the outstanding shares of our common stock entitled to vote on the election of directors and present, in person or by proxy, at the Annual Meeting of Stockholders is required to elect the nominees named below.
Nominees to be elected at the 2007 Annual Meeting of Stockholders for a term continuing until the 2010 Annual Meeting of Stockholders
Dr. Jacques Gonella                                          Age 65
Dr. Gonella has served as the Chairman of our Board of Directors since January 2001. Dr. Gonella was the founder of Permatec (a Swiss company that was merged with Medi-Ject, Inc., to form Antares Pharma, Inc.) and served as the Chairman of the Board of Directors of Permatec since its founding in June 1997. Prior to founding Permatec, Dr. Gonella founded JAGO Pharma AG in 1983 and served as its President and Chief Executive Officer until its acquisition in May 1996 by SkyePharma, PLC, a United Kingdom company listed on the London Stock Exchange and quoted on Nasdaq. Prior to the founding of JAGO, Dr. Gonella occupied various positions with F. Hoffman-La Roche Ltd. and Pfizer Inc. between 1968 and 1979. Dr. Gonella currently sits on the boards of directors of Protherics PLC, London and several private pharmaceutical companies and pharmaceutical investment funds. He holds a doctorate in analytical chemistry from the Polytechnic Institute of Lausanne, Switzerland.
Thomas J. Garrity                                          Age 58
Mr. Garrity joined our Board of Directors in October 2003 and serves as Chairman of our Audit Committee and a member of our Compensation Committee. He was Executive Vice President and Chief Financial Officer for PCS Health Systems, a provider of managed pharmaceutical care, from 1994 to 2000. He played a key role during its subsequent integration with Advance Paradigm, Inc. and became Executive Vice President of Financial Operations for the resultant entity, AdvancePCS, a provider of health improvement solutions. Prior to that, Mr. Garrity held various positions at Eli Lilly and Company, including Director of Public Policy Planning and Development; Director of Corporate Financial Planning; and other international, marketing and financial positions. Mr. Garrity holds an S.B. degree from the

Massachusetts Institute of Technology in aerospace engineering and an MBA in finance from the University of Chicago. He is currently a private investor and consultant.
Dr. Rajesh C. Shrotriya                                           Age 62
Dr. Shrotriya joined our Board of Directors in April 2004 and is a member of our Compensation Committee. Dr. Shrotriya is the Chairman, Chief Executive Officer and President of Spectrum Pharmaceuticals, Inc., a specialty pharmaceutical company focused on the in-licensing, clinical development and commercialization of oncology and generic drugs. In September 2000, Dr. Shrotriya joined NeoTherapeutics, Inc., as President and Chief Operating Officer, and in August 2002, he was appointed Chief Executive Officer. In this capacity, he spearheaded major changes in business strategy and coordinated the structural reorganization of NeoTherapeutics, culminating in the formation of Spectrum Pharmaceuticals, Inc. Prior to that, Dr. Shrotriya was Executive Vice President and Chief Scientific Officer for SuperGen, Inc., and Vice President, Medical Affairs and Vice President, Chief Medical Officer of MGI Pharma, Inc. For 18 years he held various positions at Bristol-Myers Squibb Company, the most recent being Executive Director Worldwide CNS Clinical Research. Dr. Shrotriya has also held various positions at Hoechst Pharmaceuticals and was an attending physician and held a courtesy appointment at St. Joseph Hospital in Stamford, Connecticut. Dr. Shrotriya received a Bachelor of Medicine and Bachelor of Surgery degree at the Armed Forces Medical College in Poona, India; a post-graduate diploma in Chest Diseases from Delhi University; and a post-graduate M.D. degree from the Grant Medical College in Bombay, India. He also received a certificate for Advanced Biomedical Research Management from Harvard University.
Directors whose term continues until the 2008 Annual Meeting of Stockholders
Dr. Paul K. Wotton                                          Age 46
Dr. Wotton was appointed to the Board of Directors of Antares Pharma in August 2004 and serves as Chairman of our Governance and Nominating Committee and is also a member of our Audit Committee. Dr. Wotton is President and CEO of Topigen Pharmaceuticals, Inc., a biotechnology company based in Montreal, Canada that is focused on developing novel therapeutics for the treatment of respiratory diseases. Dr. Wotton possesses over twenty years of experience in the pharmaceutical industry. Prior to joining Topigen, he was Head of Global Business Development at SkyePharma, a United Kingdom company listed on the London Stock Exchange and quoted on Nasdaq. Dr. Wotton also previously served as Vice President of Corporate Development for Eurand and Vice President of Business Development for Penwest Pharmaceuticals Co. He earned a Bachelor in Pharmacy degree from the University of London, an MBA from Kingston Business School and a Ph.D. in pharmaceutical science from the University of Nottingham. Dr. Wotton is a member of the Royal Pharmaceutical Society and the Licensing Executives Society and the Chair of BIOTECanada Emerging Companies Advisory Board.
Dr. Leonard S. Jacob                                           Age 58
Dr. Leonard Jacob joined our Board of Directors in January 2007. He founded InKine Pharmaceutical Company Inc. in 1997 and served as Chairman and CEO from its founding until the company was acquired by Salix Pharmaceuticals in 2005. In 1989 Dr. Jacob co-founded Maganin Pharmaceuticals and served as its Chief Operating Officer until 1996. From 1980 to 1989 Dr. Jacob served in a variety of executive roles including Worldwide Vice President of SmithKline & French Labs (now Glaxo-SmithKline) and as a member of their Corporate Management Committee. He earned a Ph.D. in pharmacology from Temple University and an M.D. from the Medical College of Pennsylvania (Drexel University College of Medicine). Dr. Jacob currently serves as Chairman of Life Science Advisors, a consulting group to the healthcare industry and is non-executive Chairman of the Board of Bradley Pharmaceuticals, Inc., a specialty pharma company focused principally on niche physician specialty markets in the U.S. He also serves on the Board of the Colon Cancer Alliance and the Board of Overseers for Temple University School of Medicine and is a founding Director of the Jacob Internet fund, a public mutual fund.
Directors whose term continues until the 2009 Annual Meeting of Stockholders
Jack E. Stover                                           Age 54
Mr. Stover joined Antares Pharma as President and Chief Operating Officer in July 2004 and was appointed Chief Executive Officer and a member of our Board of Directors in September 2004. Prior to joining Antares Pharma, Mr. Stover was Executive Vice President and CFO of Sicor, Inc., a public injectable pharmaceutical company which was acquired by Teva Pharmaceuticals. Prior to Sicor, Mr. Stover was Executive Vice President for a proprietary women’s drug company, Gynetics, Inc., and before Gynetics, he was Senior Vice President for B. Braun Medical, Inc., a private global medical device and product company. For more than five years, Mr. Stover was a partner with PricewaterhouseCoopers, working in their Lifescience industry division. Mr. Stover is also a director of Arbios Systems, Inc. and PDI, Inc. Mr. Stover earned a Bachelors Degree from Lehigh University and is a CPA.
Anton G. Gueth                                           Age 50
Mr. Gueth joined our Board of Directors in October 2003 and serves as Chairman of our Compensation Committee and as a member of our Audit Committee. Mr. Gueth is currently a Managing Director of Burrill & Company, a merchant bank specialized in the health care field. His career includes nearly 19 years with Eli Lilly and Company, most recently as Director of Alliance Management. He also served as General Manager of Lilly’s African and Middle Eastern operations; Vice President of Financial Planning and Treasury of PCS Health Systems; Managing Director of Lilly’s Saudi Arabia, Gulf and Yemen operations, as well as other sales, marketing and financial positions. Mr. Gueth earned a Masters Degree in agricultural economics from the Justus Liebig University in Giessen, Germany, as well as a Masters Degree in public affairs from Indiana University.
CORPORATE GOVERNANCE
     In accordance with the Delaware General Corporation Law and our Certificate of Incorporation and Bylaws, our business and affairs are managed under the direction of the Board of Directors. We provide information to the Directors about our business through, among other things, operating, financial and other reports, as well as other documents presented at meetings of the Board of Directors and Committees of the Board.
     The Board of Directors has adopted Corporate Governance Guidelines that address the practices of the Board and specify criteria to assist the Board in determining Director independence. These criteria supplement the listing standards of the American Stock Exchange and the regulations of the Securities and Exchange Commission. Our Code of Business Conduct and Ethics sets forth rules of conduct that apply to all of our Directors, officers and employees. The Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on our website at www.antarespharma.com as well as in printed form, free of charge to any stockholder who requests them, by writing or telephoning the Investor Relations Department, Antares Pharma, Inc., 250 Phillips Boulevard, Suite 290, Ewing, NJ 08618. (Telephone Number: 609-359-3020). With respect to any amendments or waivers of the Code of Business Conduct and Ethics (to the extent applicable to our chief executive officer, principal accounting officer or controller, or persons performing similar functions) we intend to either post such amendments or waivers on our website, www.antarespharma.com, or disclose such amendments or waivers pursuant to a Current Report on Form 8-K.

Meetings and Committees of our Board
     Our Board of Directors met 6 times during 2006 and acted by written action one time during the same period. Our Board of Directors has an Audit Committee, a Compensation Committee and a Governance and Nominating Committee. During 2006, all of our current directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of the Committees on which they served. Our Directors are invited, but are not required, to attend our Annual Meetings of Stockholders. Last year all of our directors attended the Annual Meeting of Stockholders.
     The Audit Committee consisted of Thomas J. Garrity, Anton G. Gueth and Dr. Paul K. Wotton. With Mr. Garrity acting as Chairman, this Committee met, either telephonically or in person, 7 times during 2006. The Audit Committee reviews the results and scope of the audit and other services provided by our independent registered public accounting firm, as well as our accounting principles and systems of internal controls, and reports the results of its review to, or holds concurrent meetings with, the full Board of Directors. Our Board of Directors has determined that Mr. Garrity meets the requirements of a financial expert, as that term is defined in Item 401 of Regulation S-K under the Securities Act of 1933, as amended. Additionally, our Board has determined that Mr. Garrity is independent, as defined in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended, and that each of the members of our Audit Committee is “independent” within the meaning of Section 121(A) of the American Stock Exchange listing standards.
     The Compensation Committee consisted of Anton G. Gueth, Thomas J. Garrity and Dr. Rajesh Shrotriya. With Mr. Gueth acting as Chairman, this committee met, either telephonically or in person, 5 times during 2006. The Compensation Committee makes recommendations concerning executive salaries, incentive compensation for employees as well as employee benefits. Our Board of Directors as a whole administers our 2001 Incentive Stock Option Plan for Employees, our 2001 Stock Option Plan for Non-Employee Directors and Consultants and our 2006 Equity Incentive Plan (the Plans). The Board appoints the Compensation Committee to perform all of the administrative functions for the Plans. All actions taken by the Compensation Committee for the Plans are reported to the Board of Directors.
     The Governance and Nominating Committee was created by the Board during 2006. The Board of Directors adopted the charter of the Governance and Nominating Committee on January 16, 2007. This committee consists of all independent members of the Board of Directors and in 2006 consisted of Thomas J. Garrity, Anton G. Gueth, Dr. Rajesh Shrotriya, and Dr. Paul K. Wotton. With Dr. Wotton acting as Chairman, this Committee met, either telephonically or in person, 2 times during 2006. The Governance and Nominating Committee has the following purpose:
•	to advise the Board regarding the membership and operations of the Board;

•	to identify individuals qualified to serve as members of the Board, to select, subject to ratification by the Board, the director nominees for the next annual meeting of stockholders, and to recommend to the Board individuals to fill vacancies on the Board;

•	to recommend to the Board the responsibilities of each Board committee, the structure and operation of each Board committee, and the director nominees for assignment to each Board committee;

•	to oversee the Board’s annual evaluation of its performance and the performance of other Board committees; and

•	to develop and recommend to the Board a set of corporate governance guidelines applicable to the Company and to review periodically the guidelines.

Director Nominations
     In connection with our proxy solicitation relating to our annual meeting of stockholders, our Board recommends a slate of nominees for election by our stockholders. In addition, our Board fills vacancies on the Board when necessary or appropriate. Our Board’s recommendations or determinations are made after consideration of the recommendations of, and information supplied by, our Governance and Nominating Committee as to the suitability of each individual, taking into account the criteria described below and other factors, including the requirements for Board committee membership. The Board as a whole should collectively possess a broad range of skills, expertise, industry and other knowledge, and business and other experience useful to the effective oversight of our business. The Board also seeks members from diverse backgrounds so that the Board consists of members with a broad spectrum of experience and expertise and with a reputation for integrity. Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and be selected based on contributions that they can make to us. In determining whether to recommend a director for reelection, our Governance and Nominating Committee also considers a director’s past attendance at meetings and participation in and contributions to the activities of the Board and committees of the Board on which the director served. Our Board considers recommendations for nominations from a wide variety of sources, including members of our Board, business contacts, our legal counsel, community leaders and members of our management.
     The Board will also consider candidates for nomination recommended by a stockholder. The procedures for nominating directors, other than by the Board of Directors, are set forth in the Bylaws and our Corporate Governance Guidelines. Nominations for the election of directors, other than by the Board of Directors, must be made by a stockholder entitled to vote for the election of directors by giving timely written notice to the Secretary of the Company at the Company’s principal office. To be timely, a stockholder’s notice shall be delivered to the Secretary not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s Annual Meeting; provided, however, that in the event that the date of the Annual Meeting is advanced by more than 30 days before or delayed by more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such Annual Meeting and not later than the close of business on the later of the 90th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Such stockholder’s notice shall set forth as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, and the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner. If a stockholder fails to comply with the above provisions, then the Chairman of the meeting may declare that the nomination was not made in accordance with the procedures prescribed by the Bylaws and the defective nomination may be disregarded. Subject to compliance with statutory or regulatory requirements, our Board does not expect that candidates recommended by stockholders will be evaluated in a different manner than other candidates.
Communicating with Our Board of Directors
     You may communicate in writing with any or all of our Directors via U.S. mail addressed to Antares Pharma, Inc., c/o Corporate Secretary, 250 Phillips Boulevard, Suite 290, Ewing, NJ 08618. Our Corporate Secretary will review and summarize all communications received for the purpose of expediting director review of matters communicated and will forward correspondence directly to the directors as appropriate.
Compensation of Directors
     Under the Directors’ Compensation Plan, effective January 1, 2006 through the 2007 Annual Meeting, all non-employee directors receive an initial grant of 20,000 shares of the Company’s common stock on the day they are elected and/or appointed to the Board of Directors, an annual grant of an option to purchase 30,000 shares of common stock, an annual retainer of $25,000 for the Board Chairman, an annual retainer of $15,000 for all other members and an additional annual retainer for Committee Chairs of $7,000. The non-employee directors also receive payments of $1,500 for each Board meeting and $1,000 for each Committee meeting.
     All directors are reimbursed for expenses actually incurred in attending meetings of the Board of Directors and its committees.
     In January 2007 a new Directors’ Compensation Plan was adopted based on recommendations by Buck Consultants, an independent compensation consultant. The Plan is designed to allow for additional meetings if needed, without additional cost to the Company. The Plan also takes into consideration the increased responsibility and time commitment of Board Chairman and Committee Chairs. Under the new Plan, each Board member receives an annual retainer of $25,000, the Board Chairman receives an additional $15,000, Committee Chairs receive an additional $12,000, and Committee members receive an additional $5,000. No additional payments are earned for each Board or Committee meeting. The option component of compensation is consistent with the prior plan with a grant of 20,000 options to each Director on the day they are initially elected or appointed to the Board of Directors and an annual grant of 30,000 options at the time of the Company’s Annual Stockholder Meeting. Annually, the directors can elect to take restricted stock or options in lieu of the cash compensation. The number of shares of stock issued would be based on the market value of the stock and the number of options granted would be determined based on a valuation using a Black-Scholes calculation.
     The following table provides information regarding Director compensation in 2006, which reflects the standard compensation described above and certain other payments. The table does not include compensation for reimbursement of travel expenses related to attending Board and Committee meetings. In addition, the table does not address compensation for Mr. Stover, which is addressed under “Executive Compensation” below. Mr. Stover does not receive additional compensation for serving as a Director.

DIRECTOR COMPENSATION — 2006

					Change in
					Pension
					Value and
	Fees Earned				Nonqualified
	or			Non-Equity	Deferred	All Other
	Paid in	Stock	Option	Incentive Plan	Compensation	Compensation
Name	Cash	Awards	Awards (1)	Compensation	Earnings	(2)	Total
Dr. Jacques Gonella	$36,250	$—	$37,841	$—	$—	$13,006	$87,097
Thomas J. Garrity	40,000	—	37,841	—	—	—	77,841
Anton G. Gueth	40,000	—	37,841	—	—	—	77,841
Dr. Paul K. Wotton	29,500	—	37,841	—	—	—	67,341
Dr. Rajesh C. Shrotriya	26,500	—	37,841	—	—	—	64,341
Dr. Leonard S. Jacob	—	—	—	—	—	—	—

(1)	The amounts shown for option awards relate to shares granted under our 2001 Stock Option Plan for Non-Employee Directors and Consultants. These amounts are equal to the dollar amounts recognized in 2006 with respect to the option awards for financial statement purposes, computed in accordance with SFAS 123(R), but without giving effect to estimated forfeitures. The assumptions used in determining the amounts in this column are set forth in note 6 to our consolidated financial statements. At December 31, 2006 the Directors held options to purchase an aggregate of 416,500 shares of our common stock.

(2)	Represents the cost of a Company provided mobile phone for Dr. Gonella in 2006.
Compensation Committee Interlocks and Insider Participation
     During 2006, no member of the Compensation Committee had any relationship or transaction with us that is required to be reported under Item 402(j) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

Proposal No. 2
RATIFICATION OF SELECTION
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
     At the meeting, a vote will be taken on a proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2007. KPMG LLP has audited our financial statements since 1995.
     Representatives of KPMG LLP are expected to be present at the Annual Meeting of Stockholders to make a statement if they so desire and to respond to appropriate questions.
     The affirmative vote of a majority of the outstanding shares of our common stock entitled to vote on this item and represented in person or by proxy at the Annual Meeting of Stockholders is necessary for approval of the selection of KPMG LLP as our independent registered public accounting firm.
Audit Fees
     Aggregate fees billed to the Company by KPMG LLP during 2006 and 2005 for professional services rendered in connection with the audit of the Company’s annual financial statements and review of the financial statements included in the Company’s quarterly reports totaled $271,677 and $203,932, respectively.
Audit-Related Fees
     There were no fees billed to the Company by KPMG LLP during 2006 and 2005 for audit-related services.
Tax Fees
     Aggregate fees billed to the Company by KPMG LLP during 2006 and 2005 for professional services rendered in connection with tax compliance, tax advice and tax planning totaled $24,232 and $64,243, respectively.
All Other Fees
     There were no other fees billed to the Company by KPMG LLP in 2006 and 2005.
Pre-Approval Policies and Procedures
     The Audit Committee has adopted a policy regarding pre-approval of non-audit services performed by the independent registered public accounting firm. The Audit Committee’s pre-approval policy prohibits engaging the independent auditor to perform the following services:
•	bookkeeping or other services relating to the accounting records or financial statements,

•	financial information systems design and implementation,

•	appraisal and valuation services, fairness opinions or contribution-in-kind reports,

•	actuarial services,

•	internal audit outsourcing services,

•	management functions,

•	human resource services,

•	broker-dealer, investment advisor or investment banking services,

•	legal services, and

•	expert services unrelated to the audit.

     The policy requires the pre-approval of the Audit Committee for all audit services, audit-related services, tax services and other services performed by the independent registered public accounting firm. The policy contains lists of the above categories of services that the Audit Committee has pre-approved, subject to an annual aggregate dollar limit for each category. Any proposed services exceeding these limits require specific pre-approval by the Audit Committee. Services not listed in one of the above categories require specific pre-approval from the Audit Committee.
     The policy permits the Audit Committee to delegate pre-approval authority to one or more members of the Audit Committee, provided that the member or members report to the entire Audit Committee pre-approval actions taken since the last Audit Committee meeting. The policy expressly prohibits delegation of pre-approval authority to management. In 2006, 100% of all services provided by our principal accountant were pre-approved by the Audit Committee or one or more of its members.
     Our Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accountants.

EXECUTIVE OFFICERS OF THE COMPANY
     The following individuals served as our executive officers as of December 31, 2006:

Name	Age	Position
Jack E. Stover	54	President, Chief Executive Officer and Director
Robert F. Apple	40	Senior Vice President and Chief Financial Officer
Dario Carrara, Ph.D.	43	Senior Vice President and Managing Director — Pharmaceutical Group
Peter Sadowski, Ph.D.	59	Vice President — Devices Group
James E. Hattersley	47	Vice President — Business Development
     Jack E. Stover, is Antares Pharma’s President, Chief Executive Officer and a Director. Please see Mr. Stover’s biographical information set forth in the Election of Directors section in this proxy.
     Robert F. Apple joined the Company in February 2006 as Senior Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Apple served as Chief Operating and Financial Officer at InKine Pharmaceutical Company, Inc. from 2003 to 2005, and Chief Financial Officer from 1997 to 2002. From 1995 to 1997, Mr. Apple was employed by Genaera Corporation, Inc., a biotechnology company, where he held the position of Corporate Controller. From May 1994 until July 1995, Mr. Apple was employed by Liberty Technologies, Inc. as Corporate Controller. Prior to May 1994, Mr. Apple held various positions of increasing responsibility at Arthur Andersen & Company LLP. He holds a B.A. degree in accounting from Temple University and is a CPA.
     Dario Carrara, Ph.D. is currently Senior Vice President and Managing Director – Pharmaceutical Group, located in Basel, Switzerland. He served as General Manager of Permatec’s Argentinean subsidiary from 1995 until its liquidation in 2000. Prior to joining Permatec, between 1986 and 1995, Dr. Carrara worked as Pharmaceutical Technology Manager for Laboratorios Beta, a pharmaceutical laboratory in Argentina that ranks among the top ten pharmaceutical companies in Argentina. Dr. Carrara has extensive experience in developing transdermal drug delivery devices. He earned a double degree in Pharmacy and Biochemistry, as well as a Ph.D. in Pharmaceutical Technology from the University of Buenos Aires.
     Peter Sadowski, Ph.D. is currently Vice President – Devices Group, located in Minneapolis, Minnesota. He joined the Company in March 1994 as Vice President, Product Development. He was promoted to Executive Vice President and Chief Technology Officer in 1999. From October 1992 to February 1994, Dr. Sadowski served as Manager, Product Development for GalaGen, Inc., a biopharmaceutical company. From 1988 to 1992, he was Vice President, Research and Development for American Biosystems, Inc., a medical device company. Dr. Sadowski holds a Ph.D. in microbiology from the University of Minnesota.
     James E. Hattersley joined Antares Pharma as Vice President, Business Development, in February 2005. Prior to joining Antares Pharma, he served as Senior Director of Business Development at Eurand, Inc., a private drug delivery and specialty pharma company. From 1998 to 2000, he was employed by Anesta Corp., and from 1995 to 1998, Mr. Hattersley was Director of Program Management for JAGO Pharma AG, which was acquired by SkyePharma. Mr. Hattersley also held technical positions at Abbott Laboratories, Syntex Research USA and Alza Corporation between 1986 and 1995. He holds an M.S. degree in biochemistry and an undergraduate degree in neurobiology from the University of California.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     Employment Agreement with Mr. Jack E. Stover. Jack E. Stover was appointed President and Chief Operating Officer on July 22, 2004, and appointed Chief Executive Officer on September 1, 2004. The employment agreement provided for a base salary of at least $300,000 per year for the office of Chief Executive Officer, which occurred on September 1, 2004. Mr. Stover’s salary, under the agreement, has subsequently been adjusted to $344,000. The agreement also stipulates that Mr. Stover is eligible to receive a target annual bonus of at least 30% up to a maximum of 45% of base salary upon attainment of certain pre-set performance goals, as determined and approved by the Compensation Committee. The terms of the employment agreement with Mr. Stover included the issuance of a stock option to purchase 500,000 shares of common stock at $0.70 per share vesting over four years and the issuance of 100,000 shares of common stock, all of which have now vested. Mr. Stover can earn up to an additional 459,999 shares of common stock upon the occurrence of various triggering events, of which 86,666 shares were earned and paid in 2006 as further discussed under the section “Long-Term Incentives – Equity Compensation.” Mr. Stover is also eligible to participate in any other equity compensation plans established by the Company for members of management. Mr. Stover’s agreement is for three years and automatically renews for successive one-year periods unless notice is given by the Company at least 90 days prior to the end of a period. The employment agreement provides Mr. Stover with severance in the event that he is terminated by us without cause or resigns with good reason equal to twelve months of base pay and continued participation in the Company’s group medical and dental plans for the corresponding period through COBRA.
     Employment Agreement with Mr. Robert F. Apple. Mr. Apple was appointed Senior Vice President and Chief Financial Officer on February 9, 2006. The employment agreement provides for a base salary of $250,000. In addition, Mr. Apple was granted a stock option to purchase 250,000 shares of our common stock that vests pro rata on the last day of each month over 48 months commencing upon employment. Also, Mr. Apple was granted a stock option to purchase an additional 150,000 shares of our common stock, the vesting of which was based upon the achievement of certain performance milestones. As further discussed under the section “Long-Term Incentives – Equity Compensation,” the Compensation Committee determined that these performance milestones were met in 2006 and the stock option to purchase 150,000 shares of our common stock became fully vested in 2006. The agreement also stipulates that Mr. Apple is eligible to receive a target annual bonus of at least 20% up to a maximum of 35% of base salary upon attainment of certain pre-set performance goals as determined and approved by the Compensation Committee and is also eligible for additional bonuses and up to an additional 250,000 shares of our common stock, upon the achievement of certain performance-based criteria. In addition, the employment agreement contains a covenant not to compete and a covenant with respect to nonsolicitation and noninterference with customers, suppliers or employees. Mr. Apple’s agreement is for two years and automatically renews for consecutive one-year periods unless one of the parties delivers 60 days prior written notice of non-renewal. The employment agreement provides Mr. Apple with severance in the event that his employment is terminated by us without cause or by him for good reason equal to twelve months of base pay and continued participation in the Company’s group medical and dental plans for the corresponding period through COBRA.
     Employment Agreement with Dr. Dario Carrara. Dr. Carrara entered into an employment agreement dated October 13, 2006. Dr. Carrara is a citizen of Argentina and, accordingly, is considered a foreign service employee for Swiss employment purposes. The employment agreement provides for a base salary of 305,000 Swiss Francs, or approximately $250,100 using the exchange rate at December 31, 2006, of 1.2195. In addition, Dr. Carrara is eligible to receive a target annual bonus of at least 20% up to a maximum of 35% of base salary upon attainment of certain pre-set performance goals as determined by the CEO and approved by the Compensation Committee, but is subject to reduction under certain conditions. Dr. Carrara also receives an expense account allowance, two family trips per year to his home country, international school costs for his children, family housing cost in Switzerland, child care expenses and a tax return allowance. Dr. Carrara is also eligible to receive up to 280,000 shares of our common stock, upon the achievement of certain performance-based criteria. In addition, the employment agreement contains a covenant not to compete and a covenant with respect to nonsolicitation and noninterference with customers, suppliers or employees. Dr. Carrara’s agreement is for an indeterminate period of time and either party may terminate the agreement by providing written notice six months in advance of termination. The employment agreement provides Dr. Carrara with severance in the event that his employment is terminated by us without cause equal to six months of base pay. If Dr. Carrara’s employment is terminated due to a change of control he is then entitled to six months pay and payment of health and dental benefits.
     Employment Agreement with Dr. Peter Sadowski. Dr. Sadowski entered into an employment agreement dated October 13, 2006. The employment agreement provides for a base salary of $186,000. In addition, Dr. Sadowski is eligible to receive a target annual bonus of at least 20% up to a maximum of 35% of base salary upon attainment of certain pre-set performance goals as determined by the CEO and approved by the Compensation Committee, but is subject to reduction under certain conditions. Dr. Sadowski is also eligible for up to 175,000 shares of restricted stock, upon the achievement of certain performance-based criteria. In addition, the employment agreement contains a covenant not to compete and a covenant with respect to nonsolicitation and noninterference with customers, suppliers or employees. Dr. Sadowski’s agreement is for one year and automatically renews for consecutive one-year periods unless one of the parties delivers 60 days prior written notice of non-renewal. The employment agreement provides Dr. Sadowski with severance in the event that his employment is terminated by us without cause equal to six months of base pay and reimbursement of COBRA costs for the six month period.
     Employment Agreement with Mr. James E. Hattersley. Mr. Hattersley entered into an employment agreement with us as of February 14, 2005, which was extended for a one-year term by mutual agreement of the parties and was amended as of October 13, 2006. The original employment agreement provides for a base salary of $186,000 which has subsequently been adjusted to $204,000. In addition, Mr. Hattersley is eligible for reimbursement of relocation and other expenses up to $55,000 and was granted a 4-year option to purchase 65,000 shares of our common stock. Mr. Hattersley is eligible to receive a target annual bonus of at least 20% up to a maximum of 35% of base salary upon attainment of certain pre-set performance goals as determined by the CEO and approved by the Compensation Committee, but is subject to reduction under certain conditions. Mr. Hattersley is also eligible for up to 200,000 shares of restricted stock, upon the achievement of certain performance-based criteria. In addition, the employment agreement contains a covenant not to compete and a covenant with respect to nonsolicitation and noninterference with customers, suppliers or employees. Mr. Hattersley’s agreement is for one year and automatically renews for consecutive one-year periods unless one of the parties delivers 60 days prior written notice of non-renewal. The employment agreement provides Mr. Hattersley with six-months of base pay severance in the event that he is terminated by us without cause or as a result of a change of control.
     Employment Agreement with former CFO, Mr. Lawrence M. Christian. Mr. Christian entered into an employment agreement dated May 1, 2000. Mr. Christian’s salary under the agreement had been adjusted to $150,000 per year. The employment agreement also contained provisions regarding participation in benefit plans, repayment of expenses, participation as a director or consultant to other companies (which was permitted provided that such participation did not materially detract from his obligations to us or otherwise violate the terms of the employment agreement), protection of confidential information and ownership of intellectual property. In addition, the employment agreement contained a covenant not to compete and a covenant with respect to nonsolicitation and noninterference with customers, suppliers or employees. As of February 9, 2006, Mr. Christian resigned as our Chief Financial Officer and Vice President of Finance and this agreement was terminated. On February 9, 2006, Mr. Christian entered into an Employment Transition and Consulting Agreement with us pursuant to which he provided part-time consulting services to us through February 28, 2007.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
INTRODUCTION
     In this Compensation Discussion and Analysis, we address the compensation paid or awarded to the individuals listed in the Summary Compensation Table that immediately follows this discussion. We sometimes refer to these individuals as our “named executive officers.”
2006 COMPENSATION
Compensation Objectives
     The compensation paid or awarded to our named executive officers for 2006 was designed to meet the following objectives:
•	Provide compensation that is competitive in the market place in which we compete in order to attract and retain management talent to fuel the growth of our business. We refer to this objective as “competitive compensation.”

•	Condition a substantial portion of a named executive officer’s compensation on both short and long-term performance. We refer to this objective as “pay for performance.”

•	Encourage the aggregation and maintenance of meaningful equity ownership, and the alignment of executive and stockholder interests as an incentive to increase stockholder value. We refer to this objective as “stakeholder incentives.”

•	Provide an incentive for long-term continued employment with us. We refer to this objective as “retention incentives.”
     The principal components of 2006 compensation that we paid to the named executive officers to meet these objectives are as follows:

Type of Compensation	Objectives Addressed
Salary	Competitive Compensation

Annual Incentive Compensation	Pay for Performance Competitive Compensation

Stock Options	Pay for Performance Stakeholder Incentives Competitive Compensation Retention Incentives

Stock Awards	Pay for Performance Stakeholder Incentives Competitive Compensation Retention Incentives

     In addition, as described below, certain named executive officers have employment agreements that provide severance and change of control benefits, principally as a retention incentive.
Determination of Competitive Compensation
     In assessing competitive compensation for 2006, we engaged independent compensation consultants, Buck Consultants, to provide an executive compensation review of our overall executive compensation against that provided by our peer group. To assess compensation levels, Buck Consultants used a combination of relevant survey data and compensation paid by public companies who we consider to be members of our peer group. Based on the review conducted by Buck Consultants, we determined that the base salaries for our executive group fell below the 50th percentile for our peer group, total target cash (base salary plus target bonus) was competitive, but limited bonuses historically had been paid due to the difficult financial and cash position we have experienced, placing total cash compensation below competitive levels. Annual equity grants were at the 25th percentile for our peer group and potential ownership (shares owned outright plus vested and unvested equity) was at the 25th percentile of the competitive data. The list of peer group companies and competitive labor markets were determined by Buck Consultants in collaboration with us and the Compensation Committee. The data focused on the compensation levels of a peer group of pharmaceutical companies that are our competitors, whose primary area of business is drug delivery methods and technologies, had revenues of less than $75 million, an employee count of less than 350 and are based in the United States. The members of our peer group consisted of the following:
•	Aradigm Corporation

•	Auxilium Pharmaceuticals, Inc.

•	Bentley Pharmaceuticals, Inc.

•	Bioject Medical Technologies,Inc.

•	BioSante Pharmaceuticals, Inc.

•	Cellegy Pharmaceuticals, Inc.

•	CollaGenex Pharmaceutical, Inc.

•	Columbia Laboratories
•	DepoMed, Inc.

•	IOMED, Inc.

•	MacroChem Corporation

•	NexMed, Inc.

•	Novavax, Inc.

•	Penwest Pharmaceuticals

•	Spectrum Pharmaceuticals,Inc.
     Based on our review of the study conducted by Buck Consultants, our compensation objectives and philosophy and the recommendations made by Buck Consultants, we determined that overall compensation, including base salary, annual incentive target payout and long term incentives, should be targeted at a level that approximates the 50th percentile of our peer group. The Compensation Committee has from time to time made determinations that represent a departure from this general guideline. Moreover, a significant portion of our compensation is performance-based, and actual cash compensation paid to our named executive officers may vary considerably from that paid to executives in our peer group, based on achievement of performance targets. In addition, as explained in more detail below, our long-term incentive compensation continues to be based primarily on stock options, coupled with performance stock awards.
     Each named executive officer has an employment agreement with us that includes base salary and annual and long term incentives as described in this Compensation Discussion and Analysis. Further details regarding the terms of these agreements are described below.
Salaries
     Based on the executive compensation review conducted by Buck Consultants, we referenced the salary practices of our peer group in determining executive salaries. Specifically, we compared the salary of each named executive officer to that of his counterpart in our peer group based on the data provided by Buck Consultants. We targeted base salaries to be within 10 percentage points (plus or minus) of the median base salary paid by our peer group. The Committee awarded increases in base salary to reflect the increase in the cost of living, as well as an additional merit increase for certain executives that addressed individual performance for 2006 and internal pay equity considerations. The Compensation Committee awarded the following salary increases in January 2007, with the belief that more emphasis should be placed on the annual incentive portion of an executive’s competitive compensation.

Name	Percentage Base Salary Increase
Mr. Jack E. Stover	4.1%
Mr. Robert F. Apple (1)	4.0%
Dr. Dario Carrara (2)	0%
Dr. Peter Sadowski	4.8%
Mr. James E. Hattersley	2.4%

(1)	Mr. Apple’s salary rate during 2006 was determined through negotiation of his employment agreement.

(2)	Dr. Carrara’s base salary was not increased in January 2007 because his base salary was established in October 2006 at the time his employment agreement with us was renegotiated.
Annual Incentive Awards
     Our principal objective in providing incentive compensation is to provide pay for performance. While we target incentive compensation opportunity to be comparable to the median level of our peer group, this guideline is based on target award levels, and actual payouts to the named executive officers can vary significantly based on actual performance.
     We set target award levels for our executives based on a percentage of their base salary. In 2006, we increased the percentage for some executives based on the executive compensation review conducted by Buck Consultants. We felt that this change would enhance the commitment of the affected executives towards achievement of our performance targets. The applicable percentages for 2006 are set forth in the table on page 20. The Compensation Committee reviewed and approved performance goals for each of the executives at its January 2006 meeting, except for Mr. Apple whose performance goals were established upon employment with the Company in February of 2006. The Compensation Committee determined at its January 2007 meeting whether and to what extent the applicable performance goals were achieved and approved the specific bonus amounts to be paid to each named executive officer. For executives other than the Chief Executive Officer, the Compensation Committee took into account the recommendations of the Chief Executive Officer.
     Mr. Stover had eleven goals in 2006 of which 7 goals were 100% accomplished. Three of the goals accomplished related to reaching revenue targets and reporting positive clinical study results while maintaining sufficient capital. One of his goals related to a new marketing and sales activity which was launched but only generated about 70% of the goal. Positive development with major partners continued but yielded a little less than the targeted revenues while other revenue sources were in excess of plan, making up the difference. One regulatory goal was put on hold pending evaluation of the changes in market conditions. Overall, approximately 90% of the goals established were accomplished subject to consideration of weighting matters. Mr. Stover has overall responsibility for the organization and progress made.
     Mr. Stover’s bonus range is 30% to 45% of his base salary. In January 2007, the Compensation Committee determined that he accomplished 89% of his maximum potential award.
     Mr. Apple had 12 goals in 2006. He achieved 100% of 9 goals. Two goals, related to successful fund raising and relocating corporate offices, were more heavily weighted and both were 100%

accomplished. One of the goals related to transitioning more responsibilities to our headquarters could not be completely accomplished for logistical reasons. One goal related to centralizing IT activities was approximately 50% complete and another goal related to implementing a specific benefit plan had not been started. However, in addition to the stated goals Mr. Apple also completed several additional key accomplishments including operational responsibility planning for key operating managers and improving the content and timing of Board information. Overall Mr. Apple had achieved approximately 90% of his goals however he had only been on board as a full time employee since February which means that he was credited with accomplishing approximately 80% of his absolute goals in 2006 subject to weighting of priorities.
     Mr. Apple’s bonus range is 20% to 35% of his base salary. Based on his performance modified by his less than full year participation, a bonus of 63% of his maximum was determined appropriate.
     Dr. Carrara effectively had 10 goals to accomplish in 2006. He achieved 100% of 4 goals. Two goals, related to generating near term revenue and successful clinical work, were more heavily weighted. In addition to the above goals, late in 2006 the Pharma division’s first product was approved for marketing by the FDA, a major achievement. Additionally, several patents significantly progressed further supporting our proprietary product positioning. Dr. Carrara also aggressively moved the Company’s next proprietary product significantly forward toward commercialization. Additionally, the division had a very successful regulatory audit completed granting GMP status for certain medicaments. Lastly, his division operated within budget. In 2006 Dr. Carrara was promoted to Senior Vice President. In summary, Dr. Carrara accomplished approximately 70% of his absolute goals, subject to the weighting of priorities.
     Dr. Carrara’s bonus range is 20% to 35% of his base salary. Based on his performance, as well as his promotion at the end of 2006, a bonus of 69% of his maximum was determined appropriate.
     Dr. Sadowski had twelve goals for 2006 of which 7 were 100% complete. Four goals related to near term revenue were more heavily weighted, of which 2 were 100% complete and two were between 75% and 80% complete. One important goal related to renegotiating an existing contract was 50% complete and another important goal related to gaining additional revenues was 20% complete. A third goal related to new tooling was approximately 50% complete. In addition to the above goals, Dr. Sadowski developed a potentially very important relationship with a contract manufacturer, has had very positive regulatory audit results, and reduced his workforce while improving productivity. Accordingly, Dr. Sadowski accomplished approximately 75% of his absolute goals, subject to weighting of priorities which tends to reduce this percentage.
     Dr. Sadowski’s bonus range is 20% to 35% of his base salary. Based on his performance, a bonus of 54% of his maximum was determined appropriate.
     Mr. Hattersley had 6 goals in 2006. While several business development agreements were in process at year end, the most heavily weighted deals were not accomplished in 2006. Mr. Hattersley, however, did execute and source an important feasibility program and he did participate in the execution of another important license for significant funding. Further, Mr. Hattersley did source and execute a joint alliance with a major non-profit organization. In addition to the above Mr. Hattersley has developed key “product packages” demonstrating our abilities. Overall, considering weighting Mr. Hattersley has achieved approximately 45% of his absolute goals in 2006, subject to weighting of priorities which reduces this percentage.
     Mr. Hattersley’s bonus range is 20% to 35% of his base salary. Based on his performance, a bonus of 29% of his maximum was determined appropriate.

     Based on the applicable performance ratings and discretionary awards, payments to the named executive officers were as follows:

				Actual Award
		Percentage of		as Percentage
		Salary Payable		of Maximum
	Performance	at Target	Actual 2006	Target Award
Name	Measure	Award Level	Bonus Award	Opportunity
Mr. Jack E. Stover	Corporate
	Discretionary	30%-45%	40% of base salary	89%

Mr. Robert F. Apple	Corporate
	Discretionary	20%-35%	22% of base salary	63%

Dr. Dario Carrara	Corporate
	Discretionary	20%-35%	24% of base salary	69%

Dr. Peter Sadowski	Corporate
	Discretionary	20%-35%	19% of base salary	54%

Mr. James E. Hattersley	Corporate
	Discretionary	20%-35%	10% of base salary	29%
     In accordance with applicable SEC regulations, the award payments appear in the “Bonus” column of the Summary Compensation Table.
     In addition to the foregoing annual bonus amounts, the Compensation Committee awarded option grants to the named executive officers based on their 2006 performance, their potential to add value to the Company in the future, and on the competitive data provided by Buck Consultants. The option grants awarded are set forth in a table under the section entitled “Long-Term Incentives – Equity Compensation” below.
Long-Term Incentives — Equity Compensation
•	Stock Options
     We generally seek to position long-term incentive awards for the named executive officers to be approximately equivalent to the median level of our peer group. We utilize stock options as our principal form of long-term compensation. Our stock options:
•	have a 10 year term (except for options granted to Swiss employees which have an eleven year term),

•	typically vest as to the underlying shares as follows: 33 1/3% annually in 8.33% installments each calendar quarter until the underlying shares are fully vested and

•	have an exercise price equal to 100% of the fair market value per share on the date of grant, which we determine based on the closing price as reported on the American Stock Exchange on the date of grant.
     We believe that stock options provide a strong incentive to increase stockholder value, because the value of the options is entirely dependent on the increase in the market price of our common stock following the date of grant.
     Under our long-term incentive program, we grant options to each of our named executive officers on an annual basis. The size of the option grants is based on the executive’s performance over the preceding calendar year and competitive data provided by compensation consultants. The size of option grants in January 2006 to our named executive officers were increased compared to 2005 for executives based on the Buck Consultants study indicating that the total long-term incentive opportunity for our executive officers was below the median of our peer group. Mr. Apple received new hire options.
     The Compensation Committee awarded the following stock options to each of our named executive officers in January 2007 based on their 2006 performance, their potential to add value to the Company in the future, and on the competitive data provided by Buck Consultants:

Number of Shares
Name of Executive	Underlying Option Grant
Mr. Jack E. Stover	120,000
Mr. Robert F. Apple	60,000
Dr. Dario Carrara	60,000
Dr. Peter Sadowski	60,000
Mr. James E. Hattersley	35,000
     Except for the grants made in January 2007 set forth in the table above, the number of shares underlying options granted to the named executive officers are set forth on page 27 under the caption “Grants of Plan Based Awards – 2006” table under the column heading, “All Other Option Awards: Number of Securities Underlying Options.” For additional information regarding stock option terms, see the narrative accompanying the Grants of Plan Based Awards table. The dollar amount shown in the Summary Compensation Table generally reflects the dollar amount recognized for financial statement purposes. Therefore, it includes amounts with respect to only a portion of the options granted in 2006, while also including amounts from earlier option grants. See the footnotes to the Summary Compensation Table for further information.
•	Stock Awards
     During 2006, the Compensation Committee considered changes in the structure of our long-term compensation. Based on the recommendations of Buck Consultants, the Committee determined to utilize stock awards in addition to stock options for purposes of long-term compensation. The Compensation Committee determined that it would grant shares of our common stock based on achievement of performance targets set by the Committee. Mr. Stover had already been eligible to receive shares of our common stock based on the achievement of preestablished performance targets as provided for in his 2004 employment agreement. As described in the section entitled “Certain Relationships and Related Transactions,” during 2006 Mr. Apple, Dr. Carrara, Dr. Sadowski and Mr. Hattersley are eligible to receive awards of common stock under the terms of their new or amended employment agreements; provided that certain preestablished performance targets are met.
     The following table summarizes the number of shares that may be earned by the executive officers upon the attainment of performance goals as established by the Compensation Committee. The shares are not granted until the performance goal is met.

	Number of Shares That
Name of Executive	May Be Awarded	Performance Goals
Mr. Jack E. Stover	373,333	Divided among 3 goals as follows: 86,666, 86,667 and 200,000

Mr. Robert F. Apple	250,000	Spread evenly over 11 Performance Goals

Dr. Dario Carrara	280,000	Not yet established

Dr. Peter Sadowski	175,000	Not yet established

Mr. James E. Hattersley	200,000	Not yet established

     The performance goals are established by the Compensation Committee and then communicated to the respective executive officer. During 2006 performance goals were established for and communicated to Mr. Apple. Mr. Stover’s performance goals were established and communicated to Mr. Stover in 2004. Mr. Apple’s 11 performance goals included annual revenue targets above a certain threshold, cash flow targets, financing targets, development deal targets, internal department goals and market capitalization goals.
     Mr. Stover’s 3 performance goals include annual revenue targets, profitability over an established time period and market capitalization targets or M&A activity at established capitalization minimums.
     The performance goals of the other executive officers will be established and communicated to the officers at the Compensation Committee meeting to be held on the same day as the Annual Stockholder meeting.
     Once the performance goals are established, the officers have a 3 to 5 year time period in which to obtain the goals. Quarterly, the Compensation Committee will monitor the progress of the performance goals. The Compensation Committee will evaluate the performance criteria on an annual basis at the annual meeting and if the Compensation Committee determines that the performance criteria have been met the shares will be awarded. Additionally, if the Compensation Committee determines that a performance condition is no longer viable or of value based on changes in the strategic direction of the Company, the Compensation Committee shall have the discretion to waive or modify the performance criteria to more relevant criteria.
     The Compensation Committee approves all grants of stock options and stock awards. In general, the Compensation Committee makes annual grants of stock options. The Compensation Committee may also make off cycle grants for newly hired or newly promoted officers, and otherwise makes other grants only in special circumstances. The Compensation Committee makes stock awards upon the attainment of the applicable performance objectives. In 2006, the Compensation Committee made mid-year grants of stock options to Mr. Lawrence Christian, who was the former Chief Financial Officer, to Dr. Carrara in connection with the renegotiation of his employment agreement and to Mr. Apple in connection with his commencement of employment. The Compensation Committee also made a mid-year grant of 86,666 shares of our common stock to Mr. Stover in satisfaction of our obligation under the terms of his employment agreement based upon the Company’s attainment of a price per share of $1.40 sustained for at least 50 trading days in a 60 consecutive trading day period. In addition, the Compensation Committee determined that Mr. Apple’s 150,000 performance stock options granted when he joined the Company in February 2006 vested in 2006 upon the attainment of performance criteria which included 10 goals, most notably; completion of an equity financing, successful relocation of corporate headquarters, successful negotiation of at least two commercial contracts and two development contracts, reduction of cash burn, restructuring of accounting and finance responsibilities, long term plan development, successful transition of CFO responsibilities, effective working relationship with CEO and effective planning for Board and Committee meetings.
     We do not backdate grants of stock options or stock, nor do we time grants to coincide with the release of material non-public information about us. We believe that our grant practices are appropriate and minimize questions regarding “timing” of grants in anticipation of material events, since grants become effective in accordance with standard grant procedures.
Perquisites
     We do not have programs for providing personal benefit perquisites to executive officers, such as separate parking or dining facilities, except with respect to certain benefits provided to Dr. Carrara.

     Under Dr. Carrara’s employment agreement, since he is an expatriate living in Switzerland, we provide Dr. Carrara with an extra month of salary, 10,000 Swiss francs as a flat expense reimbursement, 7,200 Swiss francs per year for child care expenses, 3,000 Swiss francs per month for a housing allowance. We also reimburse Dr. Carrara for the cost of a life insurance policy in the amount of 318 Swiss francs per month, the cost of having his tax return completed by a professional accounting firm up to 2,500 Swiss francs, and provide Dr. Carrara with an annual car allowance not to exceed 28,500 Swiss francs. Finally, we pay the annual school allowance for the international school of the three children of the employee in the amount of 66,250 Swiss francs per year and pay the costs of two round trips from Switzerland to Buenos Aires per year up to 18,500 Swiss francs. The total cost of the above perquisites for 2006 in U.S. dollars was $132,061.
     Under Mr. Stover’s, Mr. Apple’s, Dr. Sadowski’s and Mr. Hattersley’s employment agreements, we provide each executive with a car allowance of $800 per month, $650 per month, $750 per month and $500 per month, respectively.
Broad-Based Programs
     Our executive officers participate in our broad-based health plan and 401(k) savings plan. There is no mandatory matching provided by the Company during the year. Annually, the Compensation Committee determines if a discretionary match is to be made based on the performance and financial position of the Company. Under the 401(k) plan, we matched employee contributions at the rate of 50% for each dollar contributed up to the maximum dollar amount that may be deferred under the 401(k) plan for 2006. The matching contributions vest based on a three-year vesting schedule. Employees can designate the investment of their 401(k) accounts from among a broad range of mutual funds. We do not allow investment in employer stock through the 401(k) plan.
STOCK OWNERSHIP GUIDELINES
     We do not have stock ownership guidelines or holding requirements.
ONGOING AND POST-EMPLOYMENT COMPENSATION
     We have entered into employment agreements with our named executive officers that provide special benefits upon certain types of termination events. These agreements were designed to be part of a competitive compensation package. The description of these agreements below does not include plans that are available generally to our salaried employees and provide for the same method of allocation of benefits for management and non-management employees.
Employment Agreements
     The employment agreements for Mr. Stover, Mr. Apple, Dr. Carrara, Dr. Sadowski and Mr. Hattersley provide for certain severance payments and other benefits if we terminate such named executive officer’s employment without cause, or with respect to Mr. Stover’s and Mr. Apple’s agreements only, if the executive officer terminates employment for “good reason,” in each case, without regard to whether the termination occurs in the context of a change of control. In addition, in the event of a change of control, Mr. Stover and Mr. Apple become entitled to accelerated vesting with respect to certain of their equity grants and depending on the value of the change of control transaction, Mr. Stover may become entitled to an additional equity grant. Payments and benefits will be provided to the executive under the agreement without regard to any excise tax under Section 4999 of the Internal Revenue Code; provided that if reduction or elimination of a payment or benefit would result in a greater after-tax benefit to the executive as determined by our independent accountants, then the payments and benefits to the executive will be so reduced.

     See “Potential Payments Upon Termination or Change of Control” for further information regarding benefits under the employment agreements.
TAX CONSIDERATIONS
     Section 162(m) of the Internal Revenue Code limits to $1 million the deductibility for federal income tax purposes of annual compensation paid by a publicly held company to its chief executive officer and its four other highest paid executives, unless certain conditions are met. To the extent feasible, we structure executive compensation to preserve deductibility for federal income tax purposes. In this regard, our stock option plans are designed to preserve, to the extent otherwise available, the deductibility of income realized upon the exercise of stock options. Nevertheless, we retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of our Company.
ROLE OF EXECUTIVE OFFICERS IN DETERMINING EXECUTIVE
COMPENSATION FOR NAMED EXECUTIVE OFFICERS
     In connection with 2006 compensation, Mr. Stover, aided by Buck Consultants, provided statistical data and recommendations to the Compensation Committee to assist it in determining compensation levels. Mr. Stover did not make recommendations as to his own compensation. While the Compensation Committee utilized this information, and valued Mr. Stover’s observations with regard to other executive officers, the ultimate decisions regarding executive compensation were made by the Compensation Committee.
REPORT OF THE COMPENSATION COMMITTEE
     The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis required by Securities and Exchange Commission regulations. Based on its review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Anton G. Gueth (Chair)
Thomas J. Garrity
Dr. Rajesh C. Shrotriya
Members of the Compensation Committee

COMPENSATION TABLES
SUMMARY COMPENSATION TABLE — 2006
     The following table provides information regarding the compensation of our named executive officers for 2006.

						Other Annual
			Bonus	Stock Awards	Option Awards	Compensation
Name and Principal Position	Year	Salary	(1)	(2)	(3)	(4)	Total
Mr. Jack E. Stover	2006	$344,000	$139,000	$56,810	$199,683	$17,100	$756,593
Chief Executive Officer

Mr. Robert F. Apple (5)	2006	223,558	55,000	—	271,025	14,473	564,056
Chief Financial Officer

Dr. Dario Carrara, (6)	2006	250,103	60,000	—	73,371	132,061	515,535
Managing Director, Pharmaceutical Group

Dr. Peter Sadowski	2006	186,000	35,000	—	43,990	16,500	281,490
Chief Technology Officer and Vice President, Devices group

Mr. James E. Hattersley	2006	204,000	20,000		58,853	13,500	296,353
Vice President, Corporate Business Development

Mr. Lawrence M. Christian (5)	2006	37,500	—	—	—	—	37,500
Chief Financial Officer

(1)	The 2006 bonus includes bonuses to be paid in 2007 as part of the 2006 compensation package.

(2)	The amounts shown for stock awards relate to shares granted under our 2006 Equity Incentive Plan. These amounts are equal to the dollar amounts recognized in 2006 with respect to the stock award for financial statement purposes, computed in accordance with SFAS 123(R), but without giving effect to estimated forfeitures. The assumptions used in determining the amounts in this column are set forth in note 6 to our consolidated financial statements. For information regarding the number of shares subject to 2006 award, other features of the award and the grant date fair value of the award, see the Grants of Plan-Based Awards Table on p. 27.

(3)	The amounts shown for option awards relate to option awards granted under our 2001 Stock Option Plan. These amounts are equal to the dollar amounts recognized in 2006 with respect to the option awards for financial statement purposes, computed in accordance with SFAS 123(R), but without giving effect to estimated forfeitures. The assumptions used in determining the amounts in this column are set forth in note 6 to our consolidated financial statements. For information regarding the number of shares subject to 2006 awards, other features of those awards, and the grant date fair value of the awards, see the Grants of Plan-Based Awards Table on p. 27.

(4)	Other Annual Compensation for Dr. Carrara represents foreign employee allowances including housing, auto, tuition for dependents and home country travel expenses. The amounts for all other executive officers include the value of discretionary matching contributions under the 401(k) plan and the value of auto allowances.

(5)	Mr. Robert F. Apple was appointed as our Senior Vice President and Chief Financial Officer on February 9, 2006. Mr. Christian resigned as our Chief Financial Officer, Secretary and Vice President, Finance on February 9, 2006.

(6)	Compensation for Dr. Carrara was in Swiss Francs and has been converted to U.S. dollars at the Swiss Francs per U.S. dollar exchange rate of 1.2195 at December 31, 2006.

GRANTS OF PLAN-BASED AWARDS — 2006
     The following table provides details regarding plan-based awards granted to the named executive officers in 2006.

					All Other
					Option
					Awards:
					Number of		Grant Date
		Estimated Future Payouts Under			Securities	Exercise or	Fair Value of
		Equity Incentive Plan Awards			Underlying	Base Price of	Stock and
	Grant	Threshold	Target	Maximum	Options	Option Awards	Option
Name	Date	(#)	(#) (1)	(#)	(#) (2)	($/Sh)	Awards (3)
Mr. Jack E. Stover (4)	1/25/06				220,000	$1.51	$305,800

Mr. Robert F. Apple	2/9/06				400,000	1.43	526,718
	11/1/06		250,000				—

Dr. Dario Carrara	1/25/06				90,000	1.51	125,100
	11/1/06				80,000	1.26	87,302

Dr. Peter Sadowski	1/25/06				50,000	1.51	69,500

Mr. James E. Hattersley	1/25/06				90,000	1.51	125,100

Mr. Lawrence M. Christian (5)	1/25/06				—	—	—

(1)	The awards constitute potential shares which can be earned by meeting defined performance goals under our 2006 Equity Incentive Plan. Although the terms of the entire award of 250,000 shares were defined in 2006, there are not enough shares available in the plan to cover the award if earned and no expense was recognized in connection with these shares.

(2)	The option awards were granted under our 2001 Incentive Stock Option Plan for Employees. Option awards generally vest over three years, becoming exercisable as to 8.33% of the underlying shares quarterly following the date of grant. Option awards generally become fully exercisable in the event of the grantee’s death, normal retirement or termination of employment in connection with a change of control. Mr. Apple’s award was based upon his joining the Company.

(3)	The grant date fair value is computed in accordance with SFAS 123R.

(4)	Mr. Stover did not receive any new stock awards in 2006, but vested in 86,666 shares (as shown in the table “Option Exercises and Stock Vested — 2006”) after achieving a defined triggering event described in the section “Long-Term Incentives — Equity Compensation.”

(5)	Mr. Christian resigned as our Chief Financial Officer, Secretary and Vice President, Finance on February 9, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END — 2006
     The following table provides details regarding outstanding equity awards for the named executive officers at December 31, 2006.

	Option Awards				Stock Awards
						Equity Incentive
						Plan Awards:
					Equity Incentive	Market or
	Number of	Number of			Plan Awards:	Payout Value of
	Securities	Securities			Number of	Unearned
	Underlying	Underlying			Unearned Shares,	Shares,Units or
	Unexercised	Unexercised	Options	Options	Units or Other	Other Rights
	Options	Options	Exercise	Expiration	Rights That Have	That Have Not
Name	Exercisable	Unexercisable	Price	Date	Not Vested (2)	Vested (1)
Mr. Jack E. Stover	301,474	198,526	$0.7000	7/1/14	373,334	$448,000
	34,667	17,333	1.3200	12/28/14
	24,118	15,882	1.2100	1/24/15
	73,333	146,667	1.5100	1/24/16

Mr. Robert F. Apple	212,500	187,500	1.4300	2/9/16	250,000	300,000

Dr. Dario Carrara	60,000		4.5630	3/22/12
	7,500		4.5630	2/1/13
	125,000		1.7700	9/16/14
	53,333	26,667	1.3200	12/28/15
	30,000	60,000	1.5100	1/24/17
	6,667	73,333	1.2600	10/31/17

Dr. Peter Sadowski	3,000		1.5625	12/17/07
	3,000		1.5625	5/20/09
	30,000		1.5625	1/3/10
	50,000		4.5630	3/22/11
	7,500		4.5630	2/1/12
	125,000		1.7700	9/16/13
	40,535	19,965	1.3200	12/28/14
	16,500	33,500	1.5100	1/24/16

Mr. James E. Hattersley	32,500	27,500	1.3400	2/14/15
	30,000	60,000	1.5100	1/24/16

Mr. Lawrence M. Christian (3)	177,500	177,500	1.5500	5/3/09

(1)	The dollar values are based on the closing price of our common stock on December 29, 2006 ($1.20), the last business day of 2006.

(2)	The unearned and unvested shares are performance or market based awards which the Company is contractually obligated to grant when the performance criteria is met and therefore do not have a defined vesting date.

(3)	Mr. Christian resigned as our Chief Financial Officer, Secretary and Vice President, Finance on February 9, 2006. As part of Mr. Christian’s Employment Transition and Consulting Agreement, he received an option to purchase 177,500 shares of the Company’s common stock. All options he had received in prior years expired during 2006.

OPTION EXERCISES AND STOCK VESTED — 2006
     The following table provides information regarding stock award vesting for the named executive officers in 2006. No options were exercised by the named executive officers in 2006.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares
	Acquired	Realized	Acquired	Value Realized
Name	on Exercise	on Exercise	on Vesting	on Vesting (1)
Mr. Jack E. Stover	—	—	86,666	$110,932
Mr. Robert F. Apple	—	—	—	—
Dr. Dario Carrara	—	—	—	—
Dr. Peter Sadowski	—	—	—	—
Mr. James E. Hattersley	—	—	—	—
Mr. Lawrence M. Christian (2)	—	—	—	—

(1)	The value realized on vesting is equal to the market price of the shares on the date vesting occurred.

(2)	Mr. Christian resigned as our Chief Financial Officer, Secretary and Vice President, Finance on February 9, 2006.
PENSION BENEFITS — 2006
     The Company does not provide pension benefits. The Company provides a discretionary match under the Company’s 401(k) plan to the participating employees’ accounts.
NONQUALIFIED DEFERRED COMPENSATION — 2006
     The Company does not have nonqualified deferred compensation plans in which our named executive officers participate.
POTENTIAL PAYMENTS UPON TERMINATION OR
CHANGE OF CONTROL
     In this section, we describe payments that may be made to our named executive officers upon several events of termination, including termination in connection with a change of control. The payment amounts discussed and in the table below reflect the payments that would have been due to the named executive officers had the termination or change of control event occurred on December 31, 2006. The information in this section does not include information relating to payments and benefits provided on a nondiscriminatory basis to salaried employees generally upon termination of employment.
     Potential payments to named executive officers upon termination vary, but typically the employment agreements include provisions for salary and health and dental insurance payments for either twelve months (for Mr. Stover and Mr. Apple) or six months (for Dr. Carrara, Dr. Sadowski and Mr. Hattersley) upon a termination without cause or upon termination following a change of control. The employment agreements with Mr. Stover and Mr. Apple also include severance payments upon termination for “good reason.” Termination for “good reason” generally means a termination initiated by the executive officer in response to one or more of the following events: (1) a decrease in the base salary of the officer, (2) a decrease in the target annual bonus below a specified percentage, (3) a change in the designation of title, unless such change is to a higher title and level of responsibility, (4) a relocation of the principal business location, (5) the Company’s failure to materially comply with the terms of the employment agreement.
     Generally, a change of control under the employment agreements means: (1) the acquisition by any person of 50 percent or more of the Company’s then outstanding voting stock or voting securities; (2) a merger or consolidation as a result of which our stockholders do not own at least 50 percent of the value of our outstanding equity or combined voting power of our voting securities; or (3) a sale of all or substantially all of our assets occurs.
     A named executive officer’s employment may be terminated for “cause,” which typically includes the following: (1) dishonesty, fraud or misrepresentation in connection with employment, (2) theft, misappropriation or embezzlement of the Company’s funds or resources, (3) conviction of or a plea of guilty in connection with any felony, crime involving fraud or misrepresentation, or any other crime, or (4) a breach by the officer of any material term of the employment agreement. In the event of termination for cause, the employment agreements generally require termination of all compensation as of the termination date, except as to amounts already earned.
     Under our incentive compensation plans, outstanding stock options generally will vest immediately upon a change of control. The value of the accelerated vesting benefit equals the number of shares as to which the stock options would vest on an accelerated basis upon the occurrence of the specified termination or change of control event, multiplied by the difference between the closing price per share of our Common Stock on December 31, 2006 and the exercise price per share for the affected options. Only Mr. Stover has stock options with an exercise price below the closing price per share at December 31, 2006. The value of his options that would vest upon a change of control is $99,250.
     The employment agreement with Mr. Stover stipulates that if at the time of a change of control the value of the Company is at least $75 million, then he shall be issued the difference between the total 260,000 shares he could earn upon the achievement of certain performance and market based goals and the number of such shares previously issued to him. All of these shares would be 100% vested on issuance. At December 31, 2006, the value of the Company was less than $75 million; therefore the 173,334 of these shares that remained unissued at that time were given no value for purposes of the change of control disclosures. In addition, Mr. Stover’s employment agreement contains stretch equity goals that entitle him to 200,000 shares upon a change of control in which the surviving company’s equity securities have a market capitalization of no less than $150 million, with the portion attributable to the Company’s stockholders prior to the change of control totaling no less than $85 million. These 200,000 shares were also given a value of zero for purposes of the change of control disclosures.
     The employment agreement with Mr. Apple stipulates that upon a change of control the 227,273 shares that would have been issued upon the attainment of operational criteria shall be issued and fully vested. The 22,727 shares that would have been issued upon the attainment of specific market based criteria shall be issued if such market based criteria are attained as a result of the change of control. At December 31, 2006, the market based criteria would not have been met upon a change of control and therefore the 22,727 shares were given a value of zero for purposes of the change of control disclosures. The value of his shares that would be issued and vested upon a change of control on December 31, 2006 is $272,727.
     The following table summarizes the amounts payable to each of the named executive officers based on the items described above with respect to each of the events set forth in the table. As used in the table below, “change of control” refers to payment or other benefit events occurring upon a change of control or in connection with a termination related to a change of control, as applicable.

	Without Cause or	Change of
Name	for Good Reason	Control	Death	Disability
Mr. Jack E. Stover	$360,320	$562,770	$360,320	$360,320
Mr. Robert F. Apple	318,720	591,447	—	—
Dr. Dario Carrara	125,051	126,616	—	—
Dr. Peter Sadowski	141,000	141,000	—	—
Mr. James E. Hattersley	142,800	142,800	—	—

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth certain information concerning beneficial ownership of our Common Stock as of March 15, 2007, with respect to all persons known to be the beneficial owners of more than 5% of the outstanding shares of such stock, each of our directors, each of our named executive officers, and all of our directors and executive officers as a group.

	Shares			Percentage
	Beneficially	Right to Acquire		of Outstanding
Name	Owned (1)	(1) (2)	Total	Shares
Dr. Jacques Gonella (3) (5)	9,383,221	4,313,476	13,696,697	23.0%
Thomas J. Garrity (5)	40,000	99,083	139,083	*
Anton G. Gueth (5)	43,000	92,583	135,583	*
Dr. Rajesh C. Shrotriya (5)	15,000	69,500	84,500	*
Dr. Paul K. Wotton (5)	20,000	57,500	77,500	*
Dr. Leonard Jacob (5)	—	1,667	1,667	*
Jack E. Stover (5)	216,666	510,846	727,512	1.2%
Robert F. Apple (5)	—	233,125	233,125	*
Dr. Dario Carrara (5)	—	308,633	308,633	*
Dr. Peter Sadowski (5)	—	289,875	289,875	*
James E. Hattersley (5)	—	73,217	73,217	*
Lawrence M. Christian (4) (5)	34,627	194,167	228,794	*
All directors and executive officers as a group (10 persons)	9,717,887	5,976,288	15,694,175	26.4%

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and includes generally voting power and/or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of March 15, 2007, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, the Company believes that the persons named in this table, based on information provided by such persons, have sole voting and investment power with respect to the shares of Common Stock indicated.

(2)	Shares of our common stock issuable upon the exercise of outstanding options and warrants.

(3)	Dr. Jacques Gonella owns controlling interest in Permatec Holding AG, which owns 2,900,000 shares of Common Stock. Therefore, he exercises voting and investment control for the entity and beneficially owns these shares of stock.

(4)	Mr. Christian resigned as our Chief Financial Officer, Secretary and Vice President, Finance on February 9, 2006.

(5)	The director’s or officer’s address is 250 Phillips Boulevard, Suite 290, Ewing, NJ 08618.

PERFORMANCE GRAPH
     The graph below provides an indication of cumulative total stockholder returns (“Total Return”) for our company as compared with the Amex Composite Index and the Amex Biotechnology Stock Index weighted by market value at each measurement point. The graph covers the period beginning December 31, 2001, through December 31, 2006. The graph assumes $100 was invested in each of our company’s common stock, the Amex Composite Index and the Amex Biotechnology Stock Index on December 31, 2001 (based upon the closing price of each). Total Return assumes reinvestment of dividends.

	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2001	2002	2003	2004	2005	2006

Antares Pharma, Inc.	$100.00	$11.35	$27.84	$36.49	$41.89	$32.43

Amex Composite Index	100.00	97.26	138.45	169.22	218.35	242.62

Amex Biotechnology Stock Index	100.00	58.26	84.42	93.74	121.56	129.91

REPORT OF THE AUDIT COMMITTEE
     The Audit Committee reviews our financial reporting process on behalf of the Board of Directors. The Audit Committee acts under a written charter that was first adopted and approved by our Board of Directors on June 12, 2000, and amended and restated numerous times, the last being January 16, 2007. A copy of the amended and restated charter is available on our website at www.antarespharma.com. In 2006, the Audit Committee consisted of Thomas J. Garrity, Anton G. Gueth and Dr. Paul K. Wotton. Management has the primary responsibility for the consolidated financial statements and the reporting process. Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of our audited consolidated financial statements to U.S. generally accepted accounting principles.
     In this context, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the audited consolidated financial statements for 2006. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committee). In addition, the Audit Committee received from the independent certified public accountants the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from us and our management. The Audit Committee determined that the tax services provided to our company by our independent registered public accounting firm are compatible with the independent registered public accounting firm’s independence.
     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited consolidated financial statements be included in our company’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.
Thomas J. Garrity (Chair)
Anton G. Gueth
Dr. Paul K. Wotton
Members of the Audit Committee

OTHER MATTERS
Solicitation
     We will bear the cost of preparing, assembling and mailing the proxy card and proxy statement to our stockholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they will be reimbursed by us for their expenses in doing so. Proxies are being solicited primarily by mail, but our officers and directors may solicit proxies personally by telephone or special letter, but such persons will not receive compensation from us for doing so.
     We may also utilize the services of other individuals or entities not employed by or affiliated with the Company in connection with the solicitation of proxies, but at this time have not entered into any contract or engagement with any such solicitors.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires our directors, certain officers and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Such officers, directors and ten percent stockholders are also required by the SEC rules to furnish us with copies of all Section 16(a) reports they file.
     Specific due dates for such reports have been established by the SEC and we are required to disclose in this Proxy Statement any failure to file reports by such dates. Based solely on a review of the copies of such reports received by us or by written representations from certain reporting persons, we believe that during the year ended December 31, 2006, all Section 16(a) filing requirements applicable to officers, directors and ten percent stockholders were met.
Advance Notice Provisions
     Under our Bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting at the direction of our board of directors or by a stockholder of record entitled to vote who has delivered written notice to our Corporate Secretary and such notice is received not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting and such notice has complied with the information requirements in our Bylaws. In addition, any stockholder who wishes to submit a nomination to our Board must deliver written notice of the nomination within this time period and comply with the information requirements in our Bylaws relating to stockholder nominations. See “Corporate Governance — Director Nominations” for additional information about stockholder nominations. These requirements are separate from and in addition to requirements that a stockholder must meet in order to have a stockholder proposal included in our proxy statement as described below.
Stockholder Proposals
     Stockholders interested in submitting a proposal for inclusion in the proxy statement for our 2008 Annual Meeting of Stockholders may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion in our proxy statement for our 2008 Annual Meeting of Stockholders, stockholder proposals must be prepared in accordance with the SEC’s proxy rules and received by our Corporate Secretary no later than January 15, 2008.

Other
     Our Board of Directors do not intend to present at the Annual Meeting of Stockholders any matter not referred to above and does not presently know of any matters that may be presented to the stockholders meeting by others. However, if other matters come before the Annual Meeting of Stockholders, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their best judgment.

ANTARES PHARMA, INC.
Princeton Crossroads Corporate Center
250 Phillips Boulevard Suite 290
Ewing, NJ 08618

ANNUAL MEETING OF STOCKHOLDERS

May 10, 2007

10:00 a.m. ET

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, Pennsylvania 19103
Phone: 215-963-5000
www.morganlewis.com

Antares Pharma, Inc. Princeton Crossroads Corporate Center 250 Phillips Boulevard Suite 290 Ewing, NJ 08618	proxy

Annual Meeting of Stockholders to be held on May 10, 2007.

This Proxy is solicited on behalf of the Board of Directors.

Please mark, sign, date and return in the enclosed envelope.

By signing the proxy, you revoke all prior proxies and appoint JACK E. STOVER and ROBERT F. APPLE, or either one of them, as Proxies, each with the power to appoint his substitute and to act without the other, and authorize each of them to represent and to vote, as designated herein, all shares of common stock of Antares Pharma, Inc., held of record by the undersigned on March 15, 2007, at the Annual Meeting of Stockholders of the Company to be held on May 10, 2007, or any adjournment thereof.

See reverse for voting instructions.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS SET FORTH BELOW AND THE PROXIES WILL BE AUTHORIZED TO VOTE IN THEIR DISCRETION WITH RESPECT TO OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

ò Please detach here ò
The Board of Directors recommends that you vote “FOR” the proposals below.

1.	To elect three members of the Company’s Board of Directors for a term of three years. 01 Dr. Jacques Gonella 02 Thomas J. Garrity 03 Dr. Rajesh C. Shrotriya	☐ Vote FOR all nominees	☐ Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)
2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2007.	☐ For	☐ Against	☐ Abstain
3.	To transact other business that may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1 AND 2. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION WITH RESPECT TO OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

Address Change? Mark Box ☐ Indicate changes below:	Date _ _, 2007

Signature(s) In Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.